UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 17, 2015

Date of Earliest Event Reported: March 17, 2015

000-55218
(Commission file number)

Trxade Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-3673928
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1115 Gunn Hwy.
Suite 202
Odessa, FL 33556
(Address of principal executive offices)

800-261-0281
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The Board of Directors (the “Board”) of Trxade Group, Inc. a Delaware corporation (“Trxade”) increased the number of board members from three to four members, and elected Fernando V. Sanchez, 62, to serve on the Board, effective March 17, 2015.  Mr. Sanchez was further elected as the Chairman of the Audit Committee.

Mr. Sanchez was Senior Vice President and CFO of HealthLand, a private healthcare information technology enterprise, from 2011 to 2012.  Prior to that Mr. Sanchez was CEO and member of the Board of Directors of BodyMedia, a private medical device & consumer device company and leader in solutions for metabolic disorders from 2006-2009.  Further, Mr. Sanchez was a member of the Board of Advisors of the Florida Council on Economic Education, a not for profit organization dedicated to promoting economic education, from 1987to 1996 and Director of the Miami Rescue Mission, a homeless shelter since 1991.  He has been an active member of the NACD, National Association of Corporate Directors, currently working on the NACD Governance Fellow credentials, since February of 2011. Mr. Sanchez holds a B.Sc., Mechanical and Ocean Engineering, University of Miami, and an MBA, Corporate Policy and Finance, from the University of Michigan.

Mr Sanchez shall be eligible to receive equity and cash compensation in accordance with Trxade’s previously adopted compensation arrangements for non-employee directors, including: $500 for each board attended, and options to purchase 100,000 shares of Common Stock, vesting over four years and exercisable at the fair market value on the grant date.  The company has also entered into an indemnification agreement with Mr. Sanchez, in the form attached hereto as Exhibit 10.1.

ITEM 8.01 OTHER EVENTS.

On March 17, 2015, Trxade issued a press release announcing Mr. Sanchez’s election to the Board. A copy of this press release is incorporated herein by reference as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.

Exhibit Description

10.1

Form of Indemnification Agreement

99.1

Press Release, dated March 17, 2015

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Trxade Group, Inc.

By:

/s/ Suren Ajjarapu

Suren Ajjarapu, Chief Executive Officer

Date: March 17, 2015

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